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                                  Exhibit 23.1
              Consent of Ernst and Young, LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-92664, Form S-8 No. 333-1310 and Form S-8 No. 333-29471)
pertaining to the Medcath Incorporated 1992 Incentive Stock Option Plan, the Medcath Incorporated Omnibus Stock Plan and the Medcath Incorporated Outside Directors' Stock Option Plan of our report dated November 7, 1997, except for
Note 16, as to which the date is April 9, 1998, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K of Medcath Incorporated for the year ended September 30, 1997, as amended by this Form 10K/A.

                                                        /s/ Ernst and Young, LLP

Charlotte, North Carolina
April 9, 1998
                                       39

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